SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)

                           FILED BY THE REGISTRANT [X]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

                           CHECK THE APPROPRIATE BOX:

     [ ] PRELIMINARY PROXY STATEMENT      [ ] CONFIDENTIAL, FOR USE OF THE
               COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

                         [X] DEFINITIVE PROXY STATEMENT

                       [ ] DEFINITIVE ADDITIONAL MATERIALS

                    [ ] SOLICITING MATERIAL UNDER RULE 14a-12

                               THE OILGEAR COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               FILED BY REGISTRANT

                   (NAME OF PERSON(S) FILING PROXY STATEMENT,
                            IF OTHER THAN REGISTRANT)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                              [X] NO FEE REQUIRED.
  [ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14a-6(i)(1) AND 0-11.

         1)   Title of each class of securities to which transaction applies:
         2)   Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         4)   Proposed maximum aggregate value of transaction:
         5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
         0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:
         2)   Form, Schedule or Registration Statement No.:
         3)   Filing Party:
         4)   Date Filed:

                                     OILGEAR


                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                                 ON MAY 8, 2001


         The Annual Meeting of Shareholders of THE OILGEAR COMPANY (the "Company") will be held at the offices of the Company at 2300 South 51st Street, Milwaukee, Wisconsin 53219, on Tuesday, May 8, 2001, at 2:00 P.M. (Milwaukee
Time), for the following purposes:

         (1)      To elect three directors, for terms expiring in the year 2004;
                  and

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 15, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof; only shareholders of record at the close of business on that date will be entitled to vote. The list of shareholders of record entitled to notice of and to vote at the meeting will be available for inspection by any shareholder at the Company's principal office at 2300 South 51st Street, Milwaukee, Wisconsin, prior to the meeting and will also be available at the meeting.

         YOU WILL GREATLY ASSIST THE COMPANY IN CONDUCTING ITS ANNUAL MEETING IF YOU WILL INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED POSTPAID ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT BE USED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.

         A copy of the Annual Report to Shareholders for 2000 and a Proxy Statement accompany this Notice.

                                        By Order of the Board of Directors



                                        Thomas J. Price,
                                        CORPORATE SECRETARY

Milwaukee, Wisconsin
April 13, 2001


THE OILGEAR COMPANY                                 Telephone: 414/327-1700
2300 South 51st Street                              Fax:       414/327-0352 Post
Office Box 343924
Milwaukee, WI 53234-3924

                               THE OILGEAR COMPANY
                             2300 SOUTH 51ST STREET
                           MILWAUKEE, WISCONSIN 53219

                              ---------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                       ON
                                   MAY 8, 2001

                             ----------------------

                             SOLICITATION AND VOTING

         The proxy enclosed with this Proxy Statement is solicited on behalf of the Board of Directors of The Oilgear Company (the "Company" or "Oilgear"). All of the expenses of soliciting proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, voting trustees, banks, associations or other entities that exercise fiduciary powers for reasonable expenses incurred in forwarding copies of the proxy material and Annual Report to the beneficial owners of shares that such persons hold of record. Solicitation of proxies will be principally by mail, but may also be conducted in person, or by telephone, telegraph or facsimile, by officers and by regular employees of the Company. This proxy material is being mailed to shareholders commencing on or about April 13, 2001.

         Only the holders of shares of Oilgear common stock, $1.00 par value (the "Common Stock"), at the close of business on March 15, 2001, the record date, will be entitled to vote at the meeting. At such date there were outstanding 1,943,988 shares of Common Stock.

         Each shareholder of record will be entitled to one vote for each share of stock standing in such holder's name on the books of the Company on the record date with regard to the election of directors and any other matter which may be presented at the meeting. There shall be no cumulative voting.

         If a shareholder is a participant in either the Oilgear Stock Retirement Plan or the Oilgear Savings Plus Plan (collectively, the "Plans"), the proxy card will also serve as a voting instruction with respect to the shares of Common Stock allocated to the Plan account of the shareholder-participant. If voting instructions are not received for shares in the Plans five days prior to the meeting, those shares will be voted in the same proportion on a proposal as the proportion of instructed votes for each Plan. If a shareholder participates in both Plans or maintains accounts under different names (e.g., with and without a middle initial), the shareholder may receive more than one set of proxy materials. To ensure that all shares are voted, the shareholder must sign and return every proxy card received.

         A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withheld authority, broker non-vote or otherwise) have no effect in the election of directors. Withheld votes and broker non-votes will, however, count toward establishing a quorum. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors. The Inspectors of Election appointed by the Board of Directors shall count the votes and ballots.

         Any shareholder entitled to vote may vote either in person or by duly authorized proxy. A proxy may be revoked by the shareholder at any time prior to the voting thereof, but a revocation will not be effective until oral or written notice thereof has been received by the Secretary of the Company prior to such voting. All shares represented by properly executed proxies received by the Company will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. Where a shareholder specifies a choice by means of a ballot provided in the proxy, the shares will be voted in accordance with such specification.


                              ELECTION OF DIRECTORS

         The Articles of Incorporation and Bylaws provide for classification of the Board of Directors into three separate classes, each class having three directors to be elected for a term expiring at the third annual meeting of shareholders after its election. At each annual meeting of shareholders, a number of directors equal to the number constituting the class whose term expires at such meeting is elected to hold office until the third succeeding annual meeting or until their successors have been elected. Thus, one class of directors (three of the nine directors) is nominated for election at the 2001 Annual Meeting. The balance of the directors were elected by the shareholders at the 1999 and 2000 annual meetings for terms expiring in 2002 and 2003, respectively, as shown in the table below.

         The class of directors consisting of Dale C. Boyke, Michael C. Sipek and Frank L. Schmit is nominated for election at the 2001 Annual Meeting for terms expiring in 2004.

         Proxies received will be voted for the election of the three nominees named for the term specified. If any of the nominees should decline or be unable to act as a director, which eventuality is not foreseen, proxies may be voted with discretionary authority for such substitute nominee(s) as may be selected by the Board.

NOMINEES                                DIRECTOR               PRINCIPAL OCCUPATION
FOR TERM EXPIRING IN 2004         AGE     SINCE               AND BUSINESS EXPERIENCE
-------------------------         ---   --------     -----------------------------------------
DALE C. BOYKE .................   50      1998       Vice President - Marketing and Sales of
                                                     Oilgear since 1997; General Sales
                                                     Manager for Oilgear's United States and
                                                     Canadian regions, 1989 - 1996.

MICHAEL C. SIPEK (1) ..........   48      1998       President - Field Operations, Rexnord
                                                     Corporation (manufacturing), since
                                                     August 2000; President, Stearns Division
                                                     of Rexnord Corporation, 1995-August 2000.

FRANK L. SCHMIT (1)(2)(3) .....   65      1976       Retired Chairman and Chief Executive
                                                     Officer, Water Pollution Control Corp.
                                                     (producer of wastewater treatment
                                                     equipment), 1994 - January 1999.

CONTINUING DIRECTORS WITH               DIRECTOR               PRINCIPAL OCCUPATION
TERM EXPIRING IN 2002             AGE     SINCE               AND BUSINESS EXPERIENCE
---------------------             ---   --------     -----------------------------------------
GERHARD W. BAHNER .............   62      1992       Vice President - Engineering of Oilgear
                                                     since 1991.

MICHAEL H. JOYCE (3) ..........   60      1999       President and Chief Operating Officer,
                                                     Twin Disc, Incorporated (manufacturing),
                                                     since 1991; director of Twin Disc,
                                                     Incorporated and Woodward Governor
                                                     Company.

THOMAS L. MISIAK (2)(3) .......   54      1996       Retired President, The Falk Corporation,
                                                     a subsidiary of United Technology
                                                     Corporation (manufacturing), 1992-2000.


CONTINUING DIRECTORS WITH
TERM EXPIRING IN 2003
---------------------

HUBERT BURSCH .................   61      1997       Vice President - European Operations of
                                                     Oilgear since 1994.

ROGER H. SCHROEDER (1) ........   58      1999       Self-employed financial consultant since
                                                     January 1999; retired Tax Partner in the
                                                     Milwaukee office of KPMG LLP (accounting
                                                     firm), 1966 - 1998.

DAVID A. ZUEGE (2) ............   59      1982       President and Chief Executive Officer of
                                                     Oilgear since 1996.

--------------------------

(1) Member of the Audit Committee during 2000, which committee held two meetings in that fiscal year. The Audit Committee is charged with the responsibilities of: reviewing with the Company's independent public accountants the plan and scope of their audit and the findings and conclusions of their auditing engagement; reviewing the Company's procedures for internal auditing, the adequacy of its system of internal controls and the accounting principles and policies of the Company; reviewing and evaluating the independence of the independent accountants and approving services rendered by such accountants; and considering the engagement, continuation or discharge of the independent accountants. Prior to 1999, the entire Board of Directors functioned as the Audit Committee.

(2) Member of Executive Committee during 2000, which committee held no meetings separate from meetings of the entire Board of Directors in that fiscal year.

(3) Member of the Compensation Committee during 2000, which committee held two meetings in that fiscal year. The primary functions of the Compensation Committee are to review and make recommendations to the Board of Directors regarding the compensation and benefit programs of the

         Company and the corporate policies that pertain to those programs, and to administer the 1992 Stock Option Plan.

         The Board of Directors held five meetings during 2000. During the period in the last fiscal year in which they served, all members of the Board of Directors, with the exception of Michael Joyce, attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served. Mr. Joyce attended more than 70% of such meetings.

         One of the primary functions of the Executive Committee is to propose nominees for the position of director. In carrying out its responsibilities, the Executive Committee will consider candidates suggested by other directors, employees and shareholders. Suggestions for candidates, accompanied by biographical material, may be sent to the Corporate Secretary of Oilgear at its corporate offices.


                                 AUDIT COMMITTEE

    The Board of Directors has adopted and approved a formal written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A. The Board of Directors has determined that the members of the Audit Committee are "independent," as defined in the listing standards of The Nasdaq Stock Market relating to audit committees, meaning that they have no relationships with the Company that may interfere with the exercise of their independence from management and the Company. The Audit Committee also considered the compatibility of the provision of non-audit services by KPMG LLP with the maintenance of KPMG LLP's independence.

AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors oversees and monitors the participation of the Company's management and independent auditors throughout the financial reporting process.

         In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

         * reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2000 with the Company's management;

         * discussed with KPMG LLP, the Company's independent auditors, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss.380); and

         * received the written disclosure from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP its independence.

         Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2000.

                                 AUDIT COMMITTEE

                                 FRANK L. SCHMIT
                               ROGER H. SCHROEDER
                                MICHAEL C. SIPEK


FEES BILLED TO THE COMPANY BY KPMG LLP DURING 2000

         Audit Fees: The aggregate fees billed for professional services rendered by the independent auditors for (1) the audit of the Company's consolidated financial statements and statutory financial statements as of and for the year ended December 31, 2000 and (2) the review of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q for the year were approximately $204,000.

         Financial Information Systems Design and Implementation Fees: The Company did not engage KPMG to provide advice to the Company regarding financial information systems design and implementation during 2000.

         All Other Fees: Fees billed to the Company during 2000 for all other non-audit services performed by KPMG LLP, including tax related services, totaled approximately $57,000.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth information, as of March 15, 2001 (or such other date as indicated), with respect to any person known to the Company to be the "beneficial owner" (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) of more than 5% of the Common Stock:


                                               NUMBER OF SHARES       PERCENT
                                                 AND NATURE OF           OF
NAME AND ADDRESS                             BENEFICIAL OWNERSHIP      CLASS
----------------                             --------------------      -----

Oilgear Stock Retirement Plan..............       430,401 (1)          22.14%

Oilgear Savings Plus Plan..................       392,692 (1)          20.20%

Oilgear Salaried Retirement Plan...........       115,617 (1)           5.95%

FMR Corp...................................       196,900 (2)          10.13%
  82 Devonshire Street
  Boston, MA 02109

------------------

(1) Held of record by the Trustee, M&I Marshall & Ilsley Bank, for the Oilgear Stock Retirement Plan, the Oilgear Savings Plus Plan and the Oilgear Salaried Retirement Plan. The Company and the

         Trustee disclaim beneficial ownership of shares of Common Stock held by the Oilgear Stock Retirement Plan and the Oilgear Savings Plus Plan since the power to direct the voting and disposition of shares allocated to participants' accounts is passed through to the participants and neither the plan administrators nor the Trustee may dispose of the allocated shares in those plans except to or upon the instructions of participants in accordance with the terms of such plans. Voting and investment power with respect to shares held by the Oilgear Salaried Retirement Plan is as described in note 4 to the table below. The address of each of the plans is the Company's address.

(2) Based solely upon the information contained in the Schedule 13G report of FMR Corp. filed with the Securities and Exchange Commission (the "Commission") on February 14, 2001 with respect to Common Stock owned as of December 31, 2000. Fidelity Management & Research Company ("Fidelity"), an investment adviser and wholly owned subsidiary of FMR Corp., is deemed to be the beneficial owner of 196,900 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 196,900 shares of Common Stock. Edward C. Johnson III, Chairman of FMR Corp., FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 196,900 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned by the funds, which power resides with the funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Boards of Trustees.

         In addition to the above holdings, Common Stock is also held in the Oilgear Ferris Foundation, Inc. (38,650 shares). Voting and investment power with respect to these shares is held by the individuals identified in note 4 to the table below.

         The following table sets forth information regarding the beneficial ownership of Common Stock as of March 15, 2001, by each director and nominee for director, by each executive officer named below in the Summary Compensation Table and by all directors and executive officers of the Company as a group:


                                                NUMBER OF SHARES         PERCENT
                                                  AND NATURE OF            OF
NAME                                       BENEFICIAL OWNERSHIP (1)(2)    CLASS
----                                       ---------------------------   -------
Dale C. Boyke .............................       32,348 (3)               1.65%
Hubert Bursch .............................       12,089 (3)                  *
Robert D. Drake ...........................       14,311                      *
Michael H. Joyce ..........................          800                      *
Thomas L. Misiak ..........................        1,725                      *
Thomas J. Price ...........................       43,347 (4)(3)            2.21%
Frank L. Schmit ...........................        2,925                      *
Roger H. Schroeder ........................          800                      *
Michael C. Sipek ..........................        1,200 (5)                  *
David A. Zuege ............................       96,043 (3)(4)            4.90%

All directors, nominees and executive
officers as a group (11 persons) ..........      224,233 (3)(4)           11.45%

--------------------

 *  Less than 1%
(1) The specified persons have sole voting power and sole investment power as to all of the shares indicated, except for the shares referred to in note 3 and except for 435 and 2,775 shares as to which Mr. Price and Mr. Boyke, respectively, have shared voting and investment power.

(2) Includes shares allocated to the accounts of officers under the Oilgear Savings Plus Plan (as of December 31, 2000) and the Oilgear Stock Retirement Plan (as of December 31, 2000), as to which such officers have voting and investment power.

(3) Includes shares underlying options that are currently exercisable or become exercisable within 60 days and which were granted to executive officers under the 1992 Stock Option Plan in the following amounts: Mr. Boyke - 624; Mr. Bursch - 1,503; Mr. Drake - 643; Mr. Price - 2,152; Mr. Zuege - 5,911; and all executive officers - 13,548.

(4) Messrs. Zuege and Price share voting power and investment power with respect to 38,650 shares of Oilgear Common Stock held by the Oilgear Ferris Foundation, Inc., a private charitable foundation funded by Oilgear. As officers of the Company, Messrs. Zuege and Price, and Mr. Gerhard Bahner share voting power and investment power with respect to 115,617 shares held in the Oilgear Salaried Retirement Plan. All of such shares are included in the total for all directors and executive officers as a group but not in the individual beneficial ownership amounts shown in the table. As officers of the Company, Messrs. Zuege and Price also share dispositive power, in the event of a tender or exchange offer for the Common Stock, with respect to any shares of Common Stock held in the Oilgear Stock Retirement Plan and the Oilgear Savings Plus Plan which are not allocated to the accounts of participants. There were a minimal number of such unallocated shares as of March 15, 2001; such shares are not included in the table.

(5) 400 of these shares are held in the Sipek Living Trust, dated February 5, 1999, the trustees of which are Mr. Sipek and his spouse.

         The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It includes shares as to which beneficial ownership may be disclaimed and is not necessarily to be construed as an admission of beneficial ownership for other purposes.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the federal securities laws, the Company's directors, its executive officers and any person holding more than 10% of the Common Stock are required to report their initial ownership of the Common Stock and any subsequent change in that ownership to the Commission. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file such reports by these dates during the last year. All of these filing requirements were satisfied during the year ended December 31, 2000. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.


                             EXECUTIVE COMPENSATION

SUMMARY

         The following table sets forth certain information for each of the last three fiscal years concerning all compensation for services in all capacities to the Company and its subsidiaries of (1) the Chief Executive Officer of the Company at the end of fiscal 2000, and (2) the Company's other four most highly compensated executive officers who were serving as such at the end of fiscal 2000.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                             ANNUAL COMPENSATION(1)   COMPENSATION
                                             ----------------------- -------------
                                                                         AWARDS
                                                                     -------------
                                                                        SECURITIES
                                                                        UNDERLYING    ALL OTHER
                                                SALARY      BONUS      OPTIONS/SARS  COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR        ($)       ($)(2)        (#)(3)        ($)(4)
------------------------------------ ------- ----------- ----------- -------------- -------------
DAVID A. ZUEGE                       2000       $200,000     $50,931          5,000       $19,921
President and                        1999        198,000      49,202          5,000        16.543
Chief Executive Officer              1998        198,000      30,208              0        10,151
------------------------------------ ------- ----------- ----------- -------------- -------------
HUBERT BURSCH                        2000      $121,761/     $25,775          2,500        $4,194
Vice President -                               DM257,000
European Operations (5)              1999       133,078/      24,900          2,000         5,528
                                               DM244,000
                                     1998      $135,137/      15,291              0         2,310
                                               DM237,000
------------------------------------ ------- ----------- ----------- -------------- -------------
DALE C. BOYKE                        2000       $108,000     $21,651          2,500        $7,870
Vice President -                     1999        103,000      20,916          2,000         5,121
Marketing and Sales                  1998        101,000      12,842              0         6,349
------------------------------------ ------- ----------- ----------- -------------- -------------
ROBERT D. DRAKE                      2000       $108,000     $21,651          2,500        $7,830
Vice President -                     1999         96,000      18,924          2,000         5,594
International Operations             1998         92,000      11,007              0         6,798
------------------------------------ ------- ----------- ----------- -------------- -------------
THOMAS J. PRICE                      2000       $104,000     $19,795          2,500       $12,558
Vice President - Chief               1999        100,000      19,123          2,000         7,010
Financial Officer and                1998         98,000      11,741              0         7,849
Corporate Secretary
------------------------------------ ------- ----------- ----------- -------------- -------------

(1) While each of the named individuals received perquisites or other personal benefits in the years shown, the value of these benefits is not indicated, in accordance with the Commission's regulations, since the value of such benefits did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(2) Consists of bonuses pursuant to the Oilgear Variable Compensation Program. In 1998, bonus amounts were paid in quarterly installments during the first and second quarters. For 1999 and 2000, bonus amounts were paid at the beginning of 2000 and 2001, respectively.

(3)      Consists entirely of stock options.

(4) Includes employer contributions to the Oilgear Savings Plus Plan allocated to the accounts of the eligible named executive officers. In 2000, the amounts of the employer contributions to the named executive officers were as follows: Mr. Zuege $14,006; Mr. Boyke $5,367; Mr. Drake $5,328; and Mr. Price $8,172. Such employer contributions are comprised of matching contributions equal to 50% of the first 2% of total compensation deferred by the participant, 25% of the next 3% of total deferred compensation and an amount equal to 20% of the market price of any Common Stock purchased by the participant through designation of the Common Stock Fund as an investment choice. Also includes principal and interest amounts owed to the Company by the named executive officers which were forgiven during 2000 pursuant to the Oilgear Key Employee Stock Purchase Plan, along with the value of the below-market portion of such interest for the same period, in the following amounts: Mr. Zuege $5,916; Mr. Bursch $4,194; Mr. Boyke $2,503; Mr. Drake $2,502; and Mr. Price $4,386.

(5)      Mr. Bursch receives his compensation in Deutsche Marks.

STOCK OPTIONS

         The following tables set forth certain information with respect to the executive officers named in the Summary Compensation Table concerning fiscal 2000 option grants and exercises, and the number and value of options outstanding at the end of fiscal 2000. None of the executive officers named in the Summary Compensation Table received or exercised SARs during the last fiscal year.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

-------------------------------------------------------------------------------------------------------------------
                                                                                                 POTENTIAL
                                           INDIVIDUAL GRANTS (1)                            REALIZABLE VALUE AT
                    ------------------------------------------------------------------        ASSESSED ANNUAL
                                                                                              RATES OF STOCK
                         NUMBER          % OF TOTAL                                         PRICE APPRECIATION
                      OF SECURITIES     OPTIONS/SARs                                          FOR OPTION TERM
                       UNDERLYING         GRANTED TO     EXERCISE OR                    ---------------------------
                      OPTIONS/SARs        EMPLOYEES       BASE PRICE     EXPIRATION
NAME                   GRANTED (#)     IN FISCAL YEAR       ($/SH)          DATE            5% ($)     10% ($)
------------------- ----------------- ----------------- -------------- ---------------  -------------- ------------
DAVID A. ZUEGE            5,000            16.39%           $ 7.125        12/13/05         $12,235       $24,770
------------------- ----------------- ----------------- -------------- ---------------  -------------- ------------
HUBERT BURSCH             2,500             8.20%           $ 7.125        12/13/05         $ 6,118       $12,385
------------------- ----------------- ----------------- -------------- ---------------  -------------- ------------
DALE C. BOYKE             2,500             8.20%           $ 7.125        12/13/05         $ 6,118       $12,385
------------------- ----------------- ----------------- -------------- ---------------  -------------- ------------
ROBERT D. DRAKE           2,500             8.20%           $ 7.125        12/13/05         $ 6,118       $12,385
------------------- ----------------- ----------------- -------------- ---------------  -------------- ------------
THOMAS J. PRICE           2,500             8.20%           $ 7.125        12/13/05         $ 6,118       $12,385
------------------- ----------------- ----------------- -------------- ---------------  -------------- ------------

(1) Consists entirely of incentive stock options granted pursuant to the 1992 Stock Option Plan. The plan is administered by the Compensation Committee of the Board of Directors which designates the persons to be granted options, the type of option, the number of underlying shares, the option price, the date of grant and the date options are first exercisable. The exercise price of these options is 100% of the fair market value of the Common Stock on the date of grant. The options vest in accordance with the following schedule: (i) as to 50% of the underlying shares, one year from the date of grant; (ii) as to an additional 25% of the underlying shares, two years from the date of grant; and (iii) as to the remaining 25% of the underlying shares, three years from the date of grant. To the extent an optionee satisfies the option exercise price or tax withholding obligations upon exercise with shares of previously owned the Common Stock, or satisfies such withholding obligations with shares issuable upon the option exercise, the Compensation Committee has the discretion to grant replacement options to the optionee covering the number of shares delivered or withheld at an exercise price equal to the then current fair market value of such shares. Upon a change in control of the Company while the optionee is employed by the Company, or the disposition of an operating unit resulting in the termination of the optionee's employment, options which are not yet exercisable shall fully vest.


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES (1)

---------------------------------------------------------------------------------------------------------------
                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                           OPTIONS/SARs AT          IN-THE-MONEY OPTIONS AT
                        SHARES                           FISCAL YEAR-END (#)         FISCAL YEAR-END ($)(2)
                       ACQUIRED                    ----------------------------- ------------------------------
                          ON          VALUE
NAME                 EXERCISE (#)   REALIZED ($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
------------------- ------------- ---------------  ------------- --------------- -------------  ---------------
DAVID A. ZUEGE             0              0            11,827          7,500         $4,480         $8,970.50
------------------- ------------- ---------------  ------------- --------------- -------------  ---------------
HUBERT BURSCH              0              0             3,370          3,500         $2,726         $8,970.50
------------------- ------------- ---------------  ------------- --------------- -------------  ---------------
DALE C. BOYKE              0              0             2,374          3,500         $2,704         $8,970.50
------------------- ------------- ---------------  ------------- --------------- -------------  ---------------
ROBERT D. DRAKE            0              0             2,393          3,500         $2,704         $8,970.50
------------------- ------------- ---------------  ------------- --------------- -------------  ---------------
THOMAS J. PRICE            0              0             4,693          3,500         $2,775         $8,970.50
------------------- ------------- ---------------  ------------- --------------- -------------  ---------------

(1)      Consists entirely of stock options.

(2) Based upon a price of $9.688, which was the last fiscal year sale price of the Common Stock on The Nasdaq Stock Market.

RETIREMENT PLANS

         The table below sets forth the estimated annual benefits payable for a participant's lifetime (with 10 years certain) upon retirement at age 65 during 2001 for specified compensation and years of service classifications.


                               PENSION PLAN TABLE

----------------------------------------------------------------------------------
                                         YEARS OF SERVICE (1)
------------------ ---------------------------------------------------------------
REMUNERATION (2)        15           20           25           30           35
------------------ ------------ ------------ ------------ ------------ -----------
 $100,000            $ 19,221     $ 25,628     $ 32,034     $ 38,441     $ 44,848
------------------ ------------ ------------ ------------ ------------ -----------
  150,000              30,471       40,628       50,784       60,941       71,098
------------------ ------------ ------------ ------------ ------------ -----------
  200,000              41,721       55,628       69,534       83,441       97,348
------------------ ------------ ------------ ------------ ------------ -----------
  250,000              52,971       70,628       88,284      105,941      123,598
------------------ ------------ ------------ ------------ ------------ -----------
  300,000              64,221       85,628      107,034      128,441      149,848
------------------ ------------ ------------ ------------ ------------ -----------
  350,000              75,471      100,628      125,784      150,941      176,098
------------------ ------------ ------------ ------------ ------------ -----------
  400,000              86,721      115,628      144,534      173,441      202,348
------------------ ------------ ------------ ------------ ------------ -----------

-------------------

(1) The benefit shown for the respective years of service is based on the formula described below as amended to comply with provisions of the Tax Reform Act of 1986. However, the amount shown does not consider the impact of the Oilgear Stock Retirement Plan offset and it does not consider the current maximum benefit limitation of $140,000 on a single life annuity basis or the grandfathered benefit determination on prior plan provisions. The benefit shown assumes retirement in 2001 at age 65 with Covered Compensation (as defined below) of $37,212.

(2) Represents final average annual compensation, which is 12 times the average of the highest consecutive 60 months compensation within the last 120 months of employment where compensation includes total earnings plus contributions to the Oilgear Savings Plus Plan, any cafeteria plan and any flexible spending account less reimbursements for moving expenses and any income derived from the disposition of qualified stock options. Such compensation shall be limited to $170,000 for 2000. The final average annual compensation on which the Oilgear Salaried Retirement Plan bases benefits may be substantially less than the current annual compensation reflected in the Summary Compensation Table. The final average annual compensation for Mr. Zuege is currently approximately $279,828; for Mr. Boyke, $133,556; for Mr. Drake, $118,484; and for Mr. Price, $134,561.

         The Oilgear Salaried Retirement Plan (the "Salaried Plan") provides a monthly benefit upon retirement at the later of age 65 or the fifth anniversary of participation equal to the greater of (i) $6.00 times years of benefit service or (ii) the sum of .009125 times final average monthly compensation times years of benefit service (not to exceed 35), plus .005875 times the excess of final average monthly compensation over "Covered Compensation" (the applicable average monthly Social Security wage base), times years of benefit service (not to exceed 35). Final average compensation for this purpose is the average of the highest monthly earnings of an employee during any 60 consecutive months within the last 120 months of service. The applicable average monthly Social Security wage base is determined over a 35-year period ending with the employee's Social Security retirement age (ages 65 through 67, depending upon date of birth). Benefits under the Salaried Plan are also subject to reduction for certain benefits under the Oilgear Stock Retirement Plan, as noted below. Mr. Zuege has accrued 33 years of benefit service; Mr. Boyke, 28 years; Mr. Drake, 19 years; and Mr. Price, 34 years.

         Participants with at least 10 years of vesting service may elect early retirement at any time after age 55, in which event the normal retirement benefits shown in the table would be reduced by a percentage based on the number of months by which the early retirement date precedes the normal retirement date (at age 65). Optional forms of benefit payments and a benefit for death prior to termination of employment are provided for.

         The Company maintains a Retirement Benefits Equalization Plan (the "Equalization Plan") for highly compensated or management employees who are designated as eligible by the Compensation Committee to restore to such individuals and their beneficiaries retirement income which would otherwise be lost because of certain tax law limitations on a tax-qualified defined benefit retirement plan. Mr. Zuege has been designated as an eligible participant in the Equalization Plan. The Equalization Plan provides a monthly benefit equal to the difference between the amount which is received pursuant to the Salaried Plan and the amount which would be received if the Internal Revenue Code limitation provisions described in notes 1 and 2 above were not applied. Payment of Equalization Plan benefits commences upon initial receipt of Salaried Plan benefits and continues until Salaried Plan benefits cease. Equalization Plan benefits are paid out of the Company's general funds; the status of eligible employees with respect to those funds is that of general unsecured creditors. As amended effective December 13, 1995, upon the occurrence of a change in control (as defined in the Equalization Plan) each active or retired eligible participant (or his or her beneficiary) is entitled to a lump sum payment of the then present value of all accrued benefits under the Equalization Plan. In the case of active eligible participants, any subsequent payments pursuant to the Equalization Plan would then be reduced to reflect the value of the prior lump sum payment.

         The trusteed defined contribution Oilgear Stock Retirement Plan (the "Stock Plan") covers substantially all salaried employees. The Stock Plan provides for Company contributions based on a percentage of defined earnings of eligible employees, subject to maximum limitations, which may be made in the form of Common Stock. The Stock Plan will provide a portion of the pension benefits for salaried employees measured by the value of the Common Stock contributed by the Company and allocated to the employees' accounts excluding any appreciation thereof. Benefits payable under the Salaried Plan may be reduced by benefits under the Stock Plan.

         Mr. Bursch does not participate in the retirement plans described above. Rather, Mr. Bursch participates in a broad-based retirement program applicable to the Company's employees located in Germany. That program is funded by a life insurance policy owned by the Company and provides a retirement annuity, assuming retirement at age 65, which for Mr. Bursch was most recently calculated to be approximately DM45,936 per year.

DIRECTORS' COMPENSATION

         Non-employee directors receive a retainer of $550 per month, a fee of $850 for each Board meeting and a fee of $550 for each committee meeting attended, unless the committee meeting takes place on the same day as a Board meeting, in which case no committee meeting fee is paid. Inside directors do not receive separate compensation for service on the Board or Board committees.

         Under the Oilgear Company Deferred Directors' Fee Plan (the "Fee Plan") outside directors may elect to defer the cash compensation paid to them by the Company. In addition, any inside director may elect to defer an amount of compensation approximately equal to the retainer paid to outside directors. The Fee Plan provides that the Company shall maintain a separate account for the compensation deferred by each director, which account shall be an unsecured liability of the Company. A director who chooses to defer payment of his compensation may elect to: (1) have the amount of such compensation credited with interest at a rate based upon the prevailing Treasury Bill rate, or (2) have the Company place the deferred compensation in an investment account in the name of the Company, with the director having investment authority, or (3) enter into an agreement with the Company whereby the Company agrees to pay a sum certain for a future period not to exceed 15 years and fund the obligation by an insurance policy purchased (and owned) by the Company, at a cost not to exceed the amount of the deferred compensation plus interest thereon. In the event of a director's death or termination as a director, the balance in his account shall be payable in a lump sum or in level payments over a period not to exceed 15 years, as determined by the Board of Directors after consultation with the director or his beneficiaries. No inside directors made deferrals pursuant to the Fee Plan during 2000.

         To promote director ownership of Common Stock, the Company maintains The Oilgear Company Amended and Restated Directors' Stock Plan (the "Directors' Plan"). Each director who is otherwise eligible to receive directors' fees is eligible to participate in the Directors' Plan. Pursuant to the Directors' Plan, increases in directors' fees are payable in Common Stock and up to 30% of the remaining cash fees payable to each eligible director may be paid in stock, as determined by the director. Common Stock issued in lieu of fees pursuant to the Directors' Plan is issued at the market price of such stock on the date of purchase. A total of 15,000 shares of Common Stock were authorized for issuance under the Directors' Plan. The provisions of the Directors' Plan prohibit a director who has received a grant thereunder from selling, assigning, transferring, pledging or otherwise encumbering the shares received until six months after termination of service as a director. Unless the Directors' Plan is terminated earlier, it shall expire at such time as all available shares under the Directors' Plan have been issued. Each eligible director received 400 shares of Common Stock pursuant to the Directors' Plan in 2000.

         Effective upon Otto F. Klieve's retirement as President and Chief Executive Officer of the Company on December 31, 1995, the Company entered into a 16-month consulting and deferred compensation agreement with Mr. Klieve, who remained as a director of the Company during that time. Mr. Klieve has continued under the same arrangement since its original expiration. The consulting agreement provided for a deferred monthly payment of $5,000 which generally becomes payable at the earlier of his death or January 1, 2001. The amounts deferred pursuant to Mr. Klieve's agreement earn a return based upon, at Mr. Klieve's election, the return of one or more mutual funds generally available to the investing public or one or more common, collective or group trusts sponsored by a Wisconsin bank, trust company or affiliate thereof. The Company has no obligation, however, to actually invest Mr. Klieve's account in any such investment vehicle. For so long as Mr. Klieve was a director and entitled to a consulting fee pursuant to his agreement, he was not entitled to any directors' fees for his service on the Board of Directors. In the event of a change in control of the Company, Mr. Klieve's agreement shall immediately terminate and Mr. Klieve shall be paid a lump sum equal to the balance of his deferred fees.

                           FINANCIAL PERFORMANCE GRAPH

         The following graph shows the cumulative total shareholder return on Common Stock over the last five fiscal years as compared to the returns of the Nasdaq Stock Market Index (as presented by Media General Financial Services) and the MG Manufacturing industry index published by Media General Financial Services, assuming that $100 was invested in each at the close of business on December 31, 1995 and assuming reinvestment of dividends in each case.



                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                                     [GRAPH]








                  -------- --------- --------- --------- --------- ---------
                    1995      1996      1997      1998      1999      2000
----------------- -------- --------- --------- --------- --------- ---------
Oilgear             $100    $ 90.58   $144.88   $103.89   $ 67.28   $ 97.87
----------------- -------- --------- --------- --------- --------- ---------
Broad Market         100     124.27    152.00    214.39    378.12    237.66
----------------- -------- --------- --------- --------- --------- ---------
Industry Index       100     117.50    140.33    121.08    133.75    121.84
----------------- -------- --------- --------- --------- --------- ---------

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


EXECUTIVE COMPENSATION PRINCIPLES

         The Compensation Committee has designed the Company's executive compensation program so that executive compensation is directly linked to execution of the Company's business strategies and initiatives, with particular emphasis on the creation of shareholder equity. During 2000, the Compensation Committee was comprised of three independent directors, two of whom also served on the Company's Executive Committee and were therefore in the best possible position to monitor management performance.

         There are three components of the Company's executive compensation program: base salary, short- term incentives and long-term incentives. The principles that guide the decisions of the Compensation Committee in implementing the program include the following:

         * The various elements of the compensation program should be integrated into a package that will attract and retain competent managers who are critical to the long-term success of the Company.

         * Short-term incentives should be closely tied to the Company's operating performance.

         * Shareholder interests should be linked with executive compensation through long-term stock-based incentive programs that will reward executives for the enhancement of shareholder value.

BASE SALARY

         Base salaries for the Company's executive officers are reviewed on an annual basis by the Compensation Committee. As part of its review, the Compensation Committee takes into account survey data relating to manufacturing firms of comparable size (measured by sales), and executive officer salaries are adjusted as warranted in light of individual and Company performance measured by earnings and other financial performance criteria. If appropriate, salaries are also adjusted to reflect increased responsibilities due to promotion.

         The Compensation Committee sets executive officer base salaries at a level so that the competitiveness of an individual's overall compensation package depends significantly upon the compensation earned through the Company's short- and long-term incentive plans.

         The CEO's salary is determined by the Compensation Committee in the same manner as that of the other executive officers of the Company.

SHORT-TERM INCENTIVES

         Company executive officers, including the CEO, are able to earn annual profit sharing bonuses under the Oilgear Variable Compensation Program (the "Variable Program"). The Variable Program provides performance-based incentive opportunities to executive officers, non-executive officers and other key employees of the Company. In particular, the Variable Program has been designed to respond to increasing market pressures relating to the Company's ability to provide competitive compensation packages to key employees.

         During 2000, participants in the Variable Program were entitled to receive cash incentive payments which, in total, could have comprised up to 40% of total 2000 compensation. The number of bonus units assigned to each eligible executive officer, including the CEO, was established by the Compensation Committee at the beginning of the year, based upon an evaluation of various factors including each individual's responsibility, ability, experience and past performance. To emphasize the Compensation Committee's philosophy that compensation should be tied to performance, bonus units for 2000 increased over 1999 levels for one executive officer named in the Summary Compensation Table, which did not include the CEO. The increase for this executive officer was approximately 5%. Each bonus unit was equal to a percentage of corporate net income, as follows: .15% if the return on beginning shareholders' equity was 4-8%, .175% if the return on beginning shareholders' equity was 8-16%, and .2% if such return was more than 16%. Fiscal 2000 return on beginning equity equaled approximately 4.04%. The Variable Program provides that, at the discretion of Company management, the Company may make quarterly payments of up to 75% of the bonus accrued during the year of accrual based on the Company's performance as reflected in its unaudited financial statements; no such quarterly payments were made in 2000. All of the bonuses earned in 2000 under the variable Program were paid at the beginning of 2001 and are reported in the Bonus column of the Summary Compensation Table for each of the executive officers named therein, including the CEO. The Variable Program further provides that in the event that the total bonus payable for a given year exceeds the 40% threshold described above, each participant's bonus must be reduced on a pro rata basis. Final payment of the full bonus amounts must be made within 75 days after the end of the Company's fiscal year, or as soon thereafter as the Company's audit is complete.

LONG-TERM INCENTIVES

         The Company strives to align employee and shareholder interests through the maintenance of four stock-based compensation plans: the Key Employee Stock Purchase Plan, the Savings Plus Plan, the Stock Retirement Plan and the 1992 Stock Option Plan. All executive officers, including the CEO, participate in these plans, except Hubert Bursch who is not eligible to participate in the Savings Plus Plan or the Stock Retirement Plan.

         The Company's Key Employee Stock Purchase Plan provides an opportunity for selected officers and other key employees to purchase shares of Common Stock at the market bid price and to pay for such shares by delivering two promissory notes to the Company bearing annual interest at a rate of 5%. One note for one-half of the aggregate purchase price is payable in three equal annual installments due on the 2nd, 3rd and 4th February 28th after the date of purchase. The other note for the remaining one-half of the purchase price is payable in three equal annual installments which will be forgiven if none of the purchased stock has been resold and the purchaser is still in the employ of the Company on the due dates, which are the 4th, 5th and 6th February 28th after the date of purchase. Two of the Company's executive officers acquired a total of 3,300 shares pursuant to the program in fiscal 2000.

         The Savings Plus Plan is a pre-tax 401(k) savings plan. It provides eligible Company employees, including executive officers, the ability to contribute a portion of their earnings and to invest those earnings, along with Company matching contributions, in various investment funds, including a Common Stock fund. All of the Company's eligible executive officers, including the CEO, participate in the Savings Plus Plan.

         Under the Stock Retirement Plan, all eligible salaried employees, including the CEO and the other executive officers, receive a defined contribution in Common Stock which is integrated with the Company's defined benefit retirement plan and may provide an increased retirement benefit based upon the stock's performance.

         The Company's 1992 Stock Option Plan is designed to reward key employees for outstanding performance by providing an opportunity, and as a result an incentive, for such employees to benefit from a future increase in the value of the Common Stock. Stock options granted pursuant to the plan must have an exercise price at least equal to the fair market value of the Company's stock on the date of grant, resulting in a direct link between the amount potentially realizable by the employee and the amount realized by all shareholders alike. On December 13, 2000, an option for 5,000 shares was granted to the CEO. In addition, options were granted to the other executive officers totaling 12,500 shares. Pursuant to the plan, the Compensation Committee has the discretion to grant a replacement option (exercisable at the then-current fair market value of the Company's stock) to any optionee who exercises an option and satisfies the exercise price with previously owned Company stock.


COMPLIANCE WITH TAX REGULATIONS REGARDING EXECUTIVE COMPENSATION

         Section 162(m) of the Internal Revenue Code, added by the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the executive officers named in the Summary Compensation Table in the corporation's proxy statement. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee does not believe that Oilgear's executive compensation program, as currently constructed, will generate non-deductible compensation in excess of the limit. However, the Compensation Committee will continue to review these tax regulations as they apply to the Company's executive compensation program, with the intent of preserving the deductibility of executive compensation to the extent reasonably practicable consistent with its other compensation objectives.


                                MICHAEL H. JOYCE
                                THOMAS L. MISIAK
                                 FRANK L. SCHMIT

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As indicated herein, Oilgear's Compensation Committee during fiscal 2000 consisted of Messrs. Joyce, Misiak and Schmit, none of whom are current or former officers of the Company.



                                    AUDITORS

         Representatives of KPMG LLP, the Company's independent public accountants for 2000 and 2001, are expected to be present at the annual meeting to respond to appropriate questions and make a statement if they desire to do so.



                                  OTHER MATTERS

         The Board of Directors has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented at the meeting.



                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by the Secretary of Oilgear no later than December 14, 2001 in order to be considered for inclusion in next year's annual meeting proxy materials pursuant to Commission Rule 14a-8. Shareholders wishing to propose any floor nominations for director or floor proposals at the 2002 annual meeting without inclusion of such proposals in Oilgear's proxy materials must provide notice thereof to the Secretary of Oilgear no later than February 27, 2002 for such notice to be considered timely under the Commission's proxy rules.


                                        THE OILGEAR COMPANY




                                        Thomas J. Price,
                                        CORPORATE SECRETARY

Milwaukee, Wisconsin
April 13, 2001

         A copy (without exhibits) of the Company's Form 10-K Annual Report to the Securities and Exchange Commission for the fiscal year ended December 31, 2000 will be provided without charge to each record or beneficial owner of the Common Stock as of March 1, 2000 on the written request of such person directed to: Thomas J. Price, Corporate Secretary, The Oilgear Company, 2300 South 51st Street, P.O. Box 343924, Milwaukee, Wisconsin 53234-3924.

                                   APPENDIX A

                               THE OILGEAR COMPANY
                                 AUDIT COMMITTEE
                                     OF THE
                           BOARD OF DIRECTORS CHARTER


I.       PURPOSE

         The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

                  Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

                  Review and appraise the audit efforts of the Corporation's independent auditors and internal auditing department. (At this time, Oilgear does not have an internal auditing department and functions relative to internal auditing will be applicable if and when such department is formed.)

                  Provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department, and the Board of Directors.

         The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.      COMPOSITION

         The Audit Committee shall be comprised of three directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Members of the Audit Committee shall be considered independent if they have no relationship to the Corporation that may interfere with the exercise of their independence from management and the corporation.

         Examples of such relationships include:

         * A director being employed by the Corporation or any of its affiliates for the current year or any of the past five years.

         * A director accepting any compensation from the Corporation or any of its affiliates other than compensation for board service or benefits under a tax-qualified retirement plan.

         * A director being a member of the immediate family of an individual who is, or has been in any of the past five years, employed by the Corporation or any of its affiliates as an executive officer.

         * A director being a partner in, or a controlling shareholder of an executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, payments that are or have been significant to the Corporation or business organization in any of the past five years.

         * A director being employed as an executive of another company where any of the Corporation's executives serve on that company's compensation committee.

         All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

         The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full committee membership.

III.     MEETINGS

         The Committee shall meet at least two times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV.      RESPONSIBILITIES AND DUTIES

         To fulfill its responsibilities and duties the Audit Committee shall:

         DOCUMENTS/REPORTS REVIEW
         1. Review and update this Charter periodically, at least annually, as conditions dictate.

         2. Review the organization's annual financial statements and any reports to the public, any certification, report, opinion, or review rendered by the independent auditors, and any other report submitted to government bodies as deemed appropriate by the Committee.

         3. Review the regular internal reports to management prepared by the internal auditing department and management's response.

         4. Review with financial management and the independent auditors the 10-Q and 10K prior to its filing and review press release, prior to the release of earnings. The Chair of the

                  Committee or other delegated member may represent the entire Committee for purposes of this review.

         INDEPENDENT AUDITORS
         5. Recommend to the Board of Directors the selection of the independent auditors, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent auditors. On an annual basis, the Committee should review and discuss with the auditors all significant relationships the auditors have with the Corporation to determine the auditors independence.

         6. Review the performance of the independent auditors and approve any proposed discharge of the independent auditors when circumstances warrant.

         7. Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

         FINANCIAL REPORTING PROCESSES
         8. In consultation with the independent auditors and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

         9. Consider the independent auditor's judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

         10. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent auditors, management, or the internal auditing department.

         PROCESS IMPROVEMENT
         11. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in management preparation of the financial statements and the view of each as to appropriateness of such judgments.

         12. Following completion of the annual audit, review separately with each of management, the independent auditors and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

         13. Review any significant disagreement among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.

         14. Review with the independent auditors the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

         ETHICAL AND LEGAL COMPLIANCE
         15. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

         16. Review management's monitoring of the Corporation's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that Corporation's financial statements, report and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

         17. Review the need for, activities, organizational structure, and qualifications of the internal audit department.

         18. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

         19. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

         20. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                APPENDIX - PROXY

                               THE OILGEAR COMPANY

                         ANNUAL MEETING OF SHAREHOLDERS

                              TUESDAY, MAY 8, 2001
                                    2:00 P.M.

                               THE OILGEAR COMPANY
                                CORPORATE OFFICE
                             2300 SOUTH 51ST STREET
                           MILWAUKEE, WISCONSIN 53219






THE OILGEAR COMPANY
2300 SOUTH 51ST STREET, MILWAUKEE, WI 53219                                PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 8, 2001.

THIS PROXY ALSO PROVIDES VOTING INSTRUCTIONS FOR SHARES HELD IN THE VARIOUS PLANS OF THE COMPANY AS DESCRIBED IN THE PROXY STATEMENT. IF YOUR NAME IS NOT INCLUDED IN EACH PLAN OR ANY OTHER ACCOUNT YOU MAINTAIN IN AN IDENTICAL MANNER, YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE SIGN AND RETURN ALL PROXY CARDS YOU RECEIVE.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1.

By signing the proxy, you revoke all prior proxies and appoint David A. Zuege and Thomas J. Price, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournments thereof.







                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                       [ARROW] PLEASE DETACH HERE [ARROW]





THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1.

1.  Election of directors:  01 Dale C. Boyke    02 Michael C. Sipek       [ ] Vote FOR         [ ] Vote WITHHELD
                            03 Frank L. Schmit                                all nominees         from all nominees
                                                                              (except as marked)

                                                                           _________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,  |                                         |
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)  |_________________________________________|

2. In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Annual Meeting or any adjournment thereof, as described and set forth in the Notice and Proxy
    Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE
VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1.

Address Change? Mark Box [ ]
Indicate changes below:                                                       Date ____________________________

                                                                           _________________________________________
                                                                          |                                         |
                                                                          |                                         |
                                                                          |_________________________________________|

                                                                          Signature(s) in Box
                                                                          Please sign exactly as your name(s)
                                                                          appears on the proxy. If held in joint
                                                                          tenancy, all persons must sign. Trustees,
                                                                          administrators, etc., should include title
                                                                          and authority. Corporations should provide
                                                                          full name of corporation and title of
                                                                          authorized officer signing the proxy.